Exhibit 10.4
RESTRICTED STOCK AGREEMENT
UNDER THE COMSTOCK RESOURCES, INC.
2009 LONG-TERM INCENTIVE PLAN
     AGREEMENT made as of                     , by and between Comstock Resources, Inc., a Nevada corporation (“Company”) and                     (“Award Recipient”):
     WHEREAS, the Company maintains the Comstock Resources, Inc. 2009 Long-term Incentive Plan (the “Plan”) under which the Company’s Board of Directors (“Board”) may, among other things, award shares of restricted common stock to employees of the Company;
     WHEREAS, pursuant to the Plan, the Board has awarded to the Award Recipient shares of restricted stock conditioned upon the execution by the Company and the Award Recipient of a Restricted Stock Agreement setting forth all the terms and conditions applicable to such award in accordance with the Plan;
     THEREFORE, in consideration of the mutual promise(s) and covenant(s) contained herein, it is hereby agreed as follows:
     1. AWARD OF STOCK. Under the terms of the Plan, the Board has awarded to the Award Recipient a restricted stock award on                      (“Award Date”), covering Two hundred thousand (200,000) shares of common stock (the “Shares”) subject to the terms, conditions, and restrictions set forth in this Agreement.
     2. CERTIFICATES. The certificate(s) evidencing the award shall be registered on the Company’s books in the name of the Award Recipient as of the Award Date. Physical possession or custody of such certificate(s) shall be retained by the Company until such time as they are vested (i.e., the restriction period lapses). While in its possession, the Company reserves the right to place a legend on the certificate(s) restricting the transferability of such certificate(s) and referring to the terms and conditions (including forfeiture) approved by the Board and applicable to the Shares represented by the certificate(s).
     During the restriction period, except as otherwise provided in Paragraph 3 of this Agreement, the Award Recipient shall be entitled to all rights of a stockholder of the Company, including the right to receive dividends with respect to such Shares.
     3. AWARD RESTRICTIONS. The restricted stock shall vest in accordance with the schedule set forth below, provided that the Award Recipient remains in the continuous employment of the Company on each vesting date:

1

Date	Percentage of Shares Vested

100%
During the restriction period, the restricted Shares which are not vested are not transferable by the Award Recipient by means of sale, assignment, exchange, pledge, or otherwise.
     4. TERMINATION OF EMPLOYMENT; CHANGE IN CONTROL. If the Award Recipient terminates employment with the Company due to Retirement, death or Disability during the restriction period, the restricted stock award, to the extent not already vested, shall vest in full as of the date of such termination. Termination of the Award Recipient’s employment with the Company for any other reason shall result in forfeiture of the award on the date of termination to the extent not vested. The Award Recipient may designate a beneficiary(ies) to receive the certificate representing that portion of the award vested upon death. The Award Recipient has the right to change such beneficiary designation at will.
(i) In the event of a Change in Control of the Company during the restriction period, the restricted stock award shall vest in full upon the effective time of the Change in Control.
     5. WITHHOLDING TAXES. The Company shall have the right to retain and withhold from any payment under the restricted stock awarded the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to such payment. At its discretion, the Company may require an Award Recipient receiving Shares to reimburse the Company for any such taxes required to be withheld by the Company and withhold any distribution in whole or in part until the Company is so reimbursed. In lieu thereof, the Company shall have the right to withhold from any other cash amounts due or to become due from the Company to the Award Recipient an amount equal to such taxes required to be withheld by the Company to reimburse the Company for any such taxes or retain and withhold a number of Shares having a market value not less than the amount of such taxes and cancel (in whole or in part) any such Shares so withheld in order to reimburse the Company for any such taxes.
     6. ADMINISTRATION. The Board shall have full authority and discretion, (subject only to the express provisions of the Plan) to decide all matters relating to the administration and interpretation of the Plan and this Agreement. All such Board determinations shall be final, conclusive, and binding upon the Company, the Award Recipient, and any and all interested parties.
     7. NO RIGHT TO CONTINUED EMPLOYMENT. Nothing in the Plan or this Agreement shall confer on an Award Recipient any right to continue in the employ of the Company or in any way affect the Company’s right to terminate the Award Recipient’s employment without prior notice at any time for any reason.
     8. AMENDMENT(S). This Agreement shall be subject to the terms of the Plan as amended except that the award that is the subject of this Agreement may not in any way be restricted or limited by any Plan amendment or termination approved after the date of the award without the Award Recipient’s written consent.
     9. FORCE AND EFFECT. The various provisions of this Agreement are severable in their entirety. Any determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.
     10. GOVERNING LAWS. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Texas.
     11. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the heirs and permitted successors and assigns of the respective parties.
     12. NOTICES. Unless waived by the Company, any notice to the Company required under or relating to this Agreement shall be in writing and addressed to:
Comstock Resources, Inc.
5300 Town and Country Blvd.
Suite 500
Frisco, TX 75034
Attention: President or Secretary;
or to such other address as the Company maintains as its principal executive offices.
     13. ENTIRE AGREEMENT. This Agreement and the Plan contain the entire understanding of the parties and shall not be modified or amended except in writing and duly signed by the parties. In the event of any conflict between the terms and provisions of this Agreement and those of the Plan, the terms and provisions of the Plan including, without limitation, those with respect to powers of the Board, shall prevail and be controlling. No waiver by either party of any default under this Agreement shall be deemed a waiver of any later default. Any capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.
     IN WITNESS WHEREOF, the parties have signed this Agreement as of the date hereof.

COMSTOCK RESOURCES, INC.
By:

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